UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2012

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York, 11530
(Address of Principal Executive Offices)(Zip Code)

 (Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2012, Lifetime Brands, Inc. (the “Company”) entered into an Amendment of Employment Agreement with Laurence Winoker, the Company’s Senior Vice President – Finance, Treasurer and Chief Financial Officer (the “Executive”) further amending the Employment Agreement dated as of June 28, 2007 between the Company and the Executive which was previously amended by an Amendment of Employment Agreement dated March 8, 2010.

The April 12, 2012 Amendment of Employment Agreement provides, among other things, that:

1.	Effective January 1, 2012, the Company shall pay to the Executive a Base Salary at an annualized rate of $425,000.

2.
In the event that (i) the Company gives notice to Executive of the Company’s decision not to extend the Employment Term (ii) Executive gives notice to the Company of Executive’s decision to terminate his employment for good reason or (iii) there is a Change in Control in which Executive is terminated, all of the Executive’s then-outstanding stock options shall immediately vest and become exercisable in their entirety and all restrictions on shares of restricted stock granted by the Company to the Executive on which any restrictions shall not have terminated shall immediately terminate.

3.	Upon termination of Executive’s employment with the Company, amounts shall be paid to the Executive as specified in the Agreement.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Amendment of Employment Agreement dated April 12, 2012 between Lifetime Brands, Inc. and Laurence Winoker.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date:  April 16, 2012